SUBLEASE

THIS SUBLEASE (“Sublease”) is entered into as of June ____, 2010, by and between NIGHTHAWK RADIOLOGY SERVICES, LLC, an Idaho limited liability company (“Sublandlord”), and ECOTALITY, INC., a Nevada corporation (“Subtenant”), with reference to the following facts:

A.           Pursuant to that certain Office Lease dated as of December 22, 2006 (the “Original Lease”), as amended by that certain First Amendment to Office Lease dated as of March 15, 2007 (the “First Amendment”), Sublandlord, as tenant, leases from Four Embarcadero Center Venture, a California general partnership (“Landlord”), as landlord, certain premises consisting of approximately 3,475 rentable square feet of office space commonly known as Suite 3720 (as more particularly described in the Original Lease, the “Premises”) and located on the thirty-seventh (37th) floor of the building commonly known as Four Embarcadero Center in San Francisco, California (the “Building”).  The Original Lease and the First Amendment are collectively referred to herein as the “Master Lease.”  The Master Lease is scheduled to expire on March 31, 2012.

B.           Subtenant wishes to sublease the Premises from Sublandlord, and Sublandlord wishes to sublease the Premises to Subtenant, on and subject to the terms and conditions of this Sublease.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:

1.           Sublease.

1.1           Premises.  Sublandlord hereby subleases the Premises to Subtenant, and Subtenant hereby subleases the Premises from Sublandlord, for the term, at the rental, and upon all of the terms and conditions set forth herein.

1.2           Consent.  This Sublease and Subtenant’s and Sublandlord’s obligations hereunder are expressly conditioned upon the execution by Landlord of a written consent to this Sublease in form reasonably acceptable to Sublandlord and Subtenant (the “Consent”).  In the event the Consent is not fully executed and delivered within five (5) days after the date of this Sublease, Subtenant and Sublandlord shall each have the right to cancel this Sublease by giving written notice of such cancellation to the other party at any time after such five (5) day period and prior to receipt of the fully executed Consent.

2.           Term.

2.1           In General.  The term of this Sublease (the “Term”) shall commence (the “Commencement Date”) on July 1, 2010 or, if later, upon delivery of the fully executed Consent, and shall expire on February 28, 2012 (the “Expiration Date”), unless sooner terminated pursuant to any provision hereof.  Notwithstanding the foregoing to the contrary, in no event shall the Term commence prior to Sublandlord’s receipt of the First Month’s Base Rent Payment (as defined in Section 3.1 below), the Letter of Credit (as defined in Section 4.1 below) and the Deposit (as defined in Section 4.2 below).  If Sublandlord has not received the First Month’s Base Rent Payment, the Letter of Credit and the Deposit within three (3) business days following the date the fully executed Consent is delivered by Sublandlord to Subtenant, Sublandlord shall have the right, in its sole discretion, to cancel this Sublease by giving written notice of such cancellation to Subtenant at any time after the expiration of such three (3) business day period and prior to Sublandlord’s receipt of the First Month’s Base Rent Payment, the Letter of Credit and the Deposit.

2.2           Early Access.  Subtenant and Subtenant’s representatives shall have the right to enter the Premises during any period following the date the fully executed Consent is delivered by Sublandlord to Subtenant and Sublandlord has received the First Month’s Base Rent Payment, the Letter of Credit and the Deposit, and prior to the Commencement Date, for the sole purpose of installing data and telecommunications cabling, if necessary.  The date upon which Subtenant first has such access to the Premises is referred to herein as the “Early Access Date.”  Any such early entry shall be on and subject to the terms, conditions and requirements of this Sublease, including, without limitation, Subtenant’s obligation to carry insurance in accordance with Sections 10.3.1 and 10.3.3 of the Original Lease and Subtenant’s indemnification obligations.  Without limiting the generality of the foregoing, Subtenant shall be liable for any damages to the Premises to the extent caused by Subtenant’s activities in and about the Premises from and after the Early Access Date and, prior to entering the Premises, Subtenant shall obtain all insurance it is required to obtain hereunder and shall provide certificates of such insurance to Sublandlord.

3.           Rent.

3.1           Base Rent.  Subtenant shall pay to Sublandlord base rent for the Premises (“Base Rent”) in the amount of Seven Thousand Two Hundred Thirty-Nine and 58/100 Dollars ($7,239.58) per month throughout the Term (i.e., $25.00 per rentable square foot of the Premises per year).  Monthly Base Rent shall be paid on the first day of each month of the Term from and after the Commencement Date, except that the Base Rent due with respect to the first full calendar month of the Term (i.e., $7,239.58) shall be paid by Subtenant to Sublandlord by wire transfer within three (3) business days after the date the fully executed Consent is delivered by Sublandlord to Subtenant (the “First Month’s Base Rent Payment”).  Base Rent for any partial month during the Term shall be prorated by multiplying the monthly Base Rent by a fraction, the numerator of which is the number of days of the partial calendar month included in the Term and the denominator of which is the total number of days in the full calendar month.

3.2           Additional Rent.  In addition to the Base Rent to be paid in accordance with Section 3.1 above, during the Term of this Sublease, Subtenant, as “Additional Rent,” shall pay Tenant’s Share of Building Direct Expenses (as such terms are defined in the Master Lease) that are in excess of the amount of Building Direct Expenses applicable to the Base Year (as defined below); provided, however, that in no event shall any decrease in Building Direct Expenses for any Expense Year (as defined in the Master Lease) below Building Direct Expenses for the Base Year (as defined in this Sublease) entitle Subtenant to any decrease in Base Rent or any credit against sums due under this Sublease.  For purposes of this Sublease, the “Base Year” shall be the calendar year 2010.  Sublandlord shall give Subtenant written notice of the estimated amount of Additional Rent per month payable pursuant to this Section 3.2 promptly following Sublandlord’s receipt from time to time of Landlord’s estimate of such amounts payable under the Master Lease.  Provided that Sublandlord has delivered to Subtenant written notice of such estimated monthly amount, on or before the first day of each month during the Term, commencing on January 1, 2011, Subtenant shall pay to Sublandlord such estimated monthly amount as Additional Rent.  Such estimated payments of Additional Rent shall be reconciled from time to time with the actual amounts thereof due in accordance with the terms and procedures specified in the Master Lease.  Any statements of estimated or actual amounts of Additional Rent given by Sublandlord to Subtenant hereunder shall be accompanied by copies of any relevant supporting documentation that Sublandlord received from Landlord with respect thereto, and Sublandlord shall also provide Subtenant with a copy of Landlord’s statement of the Building Direct Expenses for the Base Year (as defined in this Sublease) within ten (10) days after Sublandlord receives such statement.  Additional Rent for any partial month during the Term shall be prorated by multiplying the monthly Additional Rent by a fraction, the numerator of which is the number of days of the partial calendar month included in the Term and the denominator of which is the total number of days in the full calendar month.

3.3           Telecommunications License Fee.  If Subtenant elects by written notice to Sublandlord to utilize the Riser (as defined in the First Amendment), Subtenant shall pay to Sublandlord, on or before the first day of each calendar month during the Term, the monthly Telecommunications License Fee payable by Sublandlord under the Master Lease.  Subtenant shall have no right to utilize the Riser unless Subtenant so elects by written notice to Sublandlord and pays the monthly Telecommunications License Fee in accordance with the terms of this Sublease.

3.4           Rent.  As used in this Sublease, the term “Rent” shall mean, collectively, Base Rent, Additional Rent, the Telecommunications License Fee (if applicable) and all other sums payable by Subtenant to Sublandlord under this Sublease, whether or not expressly designated as “rent”, all of which shall be deemed to be rent pursuant to the terms of this Sublease.  Except with respect to the First Month’s Base Rent Payment (which shall be paid pursuant to Section 3.1 above), all Rent shall be payable, without deduction or offset, in lawful money of the United States, by regular bank check of Subtenant, to Sublandlord at the address stated in Section 16 below or to such other persons or at such other places as Sublandlord may from time to time designate in writing.

4.           Letter of Credit; Security Deposit.

4.1         Letter of Credit.

(a)           Subtenant shall deliver to Sublandlord, within three (3) business days after the date the fully executed Consent is delivered by Sublandlord to Subtenant, an irrevocable, standby letter of credit (the “Letter of Credit”), naming Sublandlord as beneficiary, in the form of Exhibit B to this Sublease, and issued by Bank of America, N.A., or another a financial institution (“Issuer”), reasonably satisfactory to Sublandlord.  The initial amount available to be drawn under the Letter of Credit (the “Letter of Credit Amount”) shall be Eighty-Six Thousand Eight Hundred Seventy-Five Dollars ($86,875).

(b)           Provided that Subtenant has paid all of its rental obligations that were due prior to such date, the Letter of Credit Amount shall be reduced to the following amounts on the dates specified below:

Date	Letter of Credit Amount

January 1, 2011	$43,437.50
July 1, 2011	$21,718.75

Each of the foregoing reductions in the Letter of Credit Amount shall be accomplished by Subtenant providing Sublandlord a substitute Letter of Credit or with an amendment to the existing Letter of Credit, in the reduced amount and otherwise conforming in all respects to the requirements of this Section 4.1.  In no event shall the Letter of Credit Amount be reduced below Twenty-One Thousand Seven Hundred Eighteen and 75/00 Dollars ($21,718.75) during the Term.

(c)           Sublandlord shall be entitled to draw up to Seven Thousand Two Hundred Thirty-Nine and 58/100 Dollars ($7,239.58) in any calendar month if Subtenant fails to pay the Base Rent in such month, provided that any draw request submitted to the Issue is accompanied by a certification by Sublandlord that Subtenant has failed to pay the Base Rent due for such month and that such draw is being applied to Subtenant’s Base Rent obligations under this Sublease.  The Letter of Credit shall provide for partial draws by Landlord in accordance with this paragraph.  Any such draws when made shall be deemed applied to the amounts owing under this Lease.

(d)           The Letter of Credit, by its terms, shall expire no earlier than the last day of the Term.

4.2         Security Deposit.  Not later than three (3) business days after the date the fully executed Consent is delivered by Sublandlord to Subtenant, Subtenant shall deposit with Sublandlord by wire transfer the sum of Ten Thousand and 00/100 Dollars ($10,000.00) as a security deposit (the “Deposit”).  The Deposit shall be held by Sublandlord as security for the faithful performance by Subtenant of all the provisions of this Sublease to be performed or observed by Subtenant.  If Subtenant fails to pay any Rent, or otherwise defaults with respect to any provisions of this Sublease, Sublandlord may use, apply or retain all or any portion of the Deposit for the payment of any Rent or other sum in default or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s default, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby.  If Sublandlord so uses or applies all or any portion of the Deposit, Subtenant shall, within ten (10) days after demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the Deposit to the full amount thereof and Subtenant’s failure to do so shall be a material breach of this Sublease.  If Subtenant performs all of Subtenant’s obligations hereunder, that portion of the Deposit as has not theretofore been applied by Sublandlord, shall be returned, without interest, to Subtenant (or, at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder) following the expiration of the Term, and after Subtenant has vacated the Premises in accordance with the terms of this Sublease.  No trust relationship is created herein between Sublandlord and Subtenant with respect to the Deposit, and Sublandlord shall not be required to keep the Deposit separate from its general accounts.  Subtenant hereby waives any and all rights under and the benefits of Section 1950.7 of the California Civil Code, and all other provisions of law now in force or that become in force after the date of execution of this Sublease, that provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Subtenant, or to clean the Premises.  Sublandlord and Subtenant agree that Sublandlord may, in addition, claim those sums reasonably necessary to compensate Sublandlord for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Subtenant or Subtenant’s officers, agents, employees, independent contractors, or invitees.

5.           Use and Occupancy.

5.1         Use.  The Premises shall be used and occupied by Subtenant only for the purpose allowed under the Master Lease and for no other use or purpose.

5.2         Compliance with Master Lease.

(a)           Subtenant agrees that it will occupy the Premises in accordance with the terms of the Master Lease and will not suffer to be done or omit to do any act which may result in a violation of or a default under any of the terms and conditions of the Master Lease, or render Sublandlord liable for any damage, charge or expense thereunder. Subtenant further covenants and agrees to indemnify Sublandlord against and hold Sublandlord harmless from any claim, demand, action, proceeding, suit, liability, loss, judgment, expense (including attorneys’ fees) and damages of any kind or nature whatsoever arising out of, by reason of, or resulting from, Subtenant’s failure to perform or observe any of the terms and conditions of the Master Lease or this Sublease, provided that in no event shall Subtenant be liable for the payment of any Base Rent (as such term is defined in the Master Lease) due under the Master Lease.

(b)           Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Landlord under the Master Lease and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Landlord thereunder, Subtenant acknowledges and agrees that Sublandlord shall be entitled to look to Landlord for such performance.  In addition, Sublandlord shall have no obligation to perform any improvements or repairs or any other obligation of Landlord under the Master Lease.  Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building by Landlord or otherwise, including, without limitation, heat, air conditioning, ventilation, life-safety, water, electricity, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (i) abatement, diminution or reduction of Subtenant’s obligations under this Sublease, except to the extent such event results in an abatement, diminution or reduction of Sublandlord’s obligations under the Master Lease, or (ii) liability on the part of Sublandlord.  Notwithstanding any provision of this Section 5.2(b) to the contrary, upon Subtenant’s request to Sublandlord to do so, Sublandlord shall promptly take all actions reasonably necessary under the circumstances in a good faith effort to secure performance by Landlord of Landlord’s obligations under the Master Lease.

(c)           Without limiting any other provision of this Sublease, Subtenant shall pay to Sublandlord as Rent hereunder any and all sums which Sublandlord may be required to pay to Landlord under the Master Lease with respect to personal property or similar taxes assessed on Subtenant’s equipment, furniture, fixtures and personal property, obligations arising out of a request by Subtenant for, or the use by Subtenant of, additional or over-standard Building services from Landlord (including, but not limited to, charges associated with after-hours HVAC usage and overstandard electrical charges), charges arising out of a request by Subtenant for alterations or additions to the Premises, charges for additional keys, and any other expenses, taxes and charges payable by the tenant under the Master Lease with respect to the Premises, provided that Subtenant is not obligated to pay any Base Rent (as defined in the Master Lease) due under the Master Lease and is only obligated to pay Building Direct Expenses to the extent provided in Section 3.2 above.  Subtenant also agrees to notify Sublandlord prior to requesting any such service or work.  Sublandlord represents and warrants that other than Base Rent, Tenant’s Share of increases in Building Direct Expenses, and the telecommunications license fee referenced in Section 3.3 above, Tenant is not obligated to pay any other regularly recurring fees or charges under the Master Lease.

(d)             Sublandlord represents and warrants that as of the date of this Sublease, Sublandlord is not in default of its obligations under the Master Lease.  Sublandlord agrees that it will not (i) suffer to be done or omit to do any act which may result in a violation of or a default under any of the terms and conditions of the Master Lease (provided, however, that the foregoing shall in no event include any act or omission of Subtenant or any employee, agent, contractor or invitee of Subtenant), (ii) enter into any agreement or amendment that terminates or modifies the Master Lease in any respect, or (iii) exercise any right under the Master Lease, without the prior written consent of Subtenant, that will result in a termination or modification of the Master Lease.  Sublandlord further covenants and agrees to indemnify Subtenant against and hold harmless Subtenant from any claim, demand, action, proceeding, suit, liability, loss, judgment, expense (including reasonable attorneys’ fees) and damages incurred by Subtenant and arising out of, by reason of, or resulting from, Sublandlord’s breach or default under this Sublease (including any breach or default of clause (i), (ii) or (iii) of this Section 5.2(d)), or under the Master Lease (except to the extent such breach or default under the Master Lease is the result of a breach or default by Subtenant under this Sublease).

6.           Master Lease and Sublease Terms.

6.1         Subject to Master Lease.  This Sublease is and shall be at all times subject and subordinate to the Master Lease.  Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease.  Additionally, Subtenant’s rights under this Sublease shall be subject to the terms of the Consent.

6.2         Incorporation of Master Lease.  The terms, covenants and conditions of the Master Lease are hereby incorporated into this Sublease, except as otherwise expressly provided herein.  The terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Lease except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease shall control over the Master Lease.  Therefore, for the purposes of this Sublease, (i) wherever in the Master Lease the word “Landlord” is used it shall be deemed to mean the Sublandlord herein, (ii) wherever in the Master Lease the word “Tenant” is used it shall be deemed to mean the Subtenant herein and (iii) wherever in the Master Lease the words “Lease,” “Rent” or “Term” are used, such terms shall be deemed to mean this Sublease, the Rent hereunder and the Term hereunder, respectively.  The time limits contained in the Master Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right, remedy or option, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by three (3) days, so that in each instance Subtenant shall have three (3) days less time to observe or perform hereunder than Sublandlord has as the tenant under the Master Lease.  The time limits contained in the Master Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of Landlord, or for the exercise by Landlord of any right, remedy or option, are changed for the purposes of incorporation herein by reference by increasing the same by three (3) business days in each instance, so that in each instance Sublandlord shall have three (3) business days additional time to observe or perform hereunder than Landlord has under the Master Lease. Any non-liability, release, waiver, indemnity or hold harmless provision in the Master Lease for the benefit of Landlord that is incorporated herein by reference shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.  Any right of Landlord under the Master Lease of access or inspection, any right of Landlord under the Master Lease to do work in the Premises or in the Building and any right of Landlord under the Master Lease in respect of rules and regulations, which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.

6.3         Modifications.  For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:

(a)           In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord.

(b)           In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.

(c)           Sublandlord shall have no obligation to restore or rebuild any portion of the Premises after any destruction or casualty or after any taking by eminent domain, but shall not take any action to terminate the Master Lease on account of such taking or casualty without the prior written consent of Subtenant.  If the Premises are damaged or destroyed by any taking or casualty that prevents Subtenant from fully enjoying and using the Premises for a period of more than thirty (30) days, Subtenant may terminate this Sublease by written notice to Sublandlord.

(d)           In all provisions of the Master Lease requiring Tenant to designate Landlord as an additional or named insured on its insurance policies, Subtenant shall be required to so designate Landlord and Sublandlord (as well as any other persons or entities required under the Master Lease) on its insurance policies.

6.4         Exclusions.  Notwithstanding the terms of Section 6.2 above, Subtenant shall have no rights under any of the following provisions of the Master Lease:  any rights or options to expand, extend or renew the Master Lease, this Sublease or the Premises, any rights of first offer, rights of first negotiation, or similar rights, or any rights to any tenant improvement allowance.  In addition, the following parts and Sections of the Master Lease are NOT incorporated herein:  Sections 1, 3, 4, 5, 8, 9, 11 and 12 of the Summary of Basic Lease Information contained in the Original Lease; Articles 2 (excluding the definition of “Lease Year,” which shall be incorporated), 3, 16, 21 and 28 and Sections 29.13, 29.15, 29.24 and 29.26 of the Original Lease; and Exhibits B, C and G to the Original Lease.

7.           Termination of Master Lease. If for any reason the Master Lease shall terminate prior to the scheduled Expiration Date, this Sublease shall thereupon be terminated.  This Section 7 shall not operate to relieve Sublandlord of any of its obligations or liabilities under Section 5.2(d) above.

8.           Assignment and Subletting.  Subtenant shall have no right to assign this Sublease or further sublet all or any portion of the Premises except with the prior written consent of Sublandlord and Landlord, and subject to the terms of the Master Lease.  Notwithstanding anything in the Master Lease to the contrary, an assignment or subletting by Subtenant to a Permitted Non-Transferee (as defined in Section 14.8 of the Original Lease) shall be subject to Landlord’s prior written consent.  Subtenant shall pay all fees and costs payable to Landlord pursuant to the Master Lease in connection with any proposed assignment or sublease, together with all of Sublandlord’s reasonable out-of-pocket costs (including, without limitation, reasonable attorneys’ fees and disbursements) relating to Subtenant’s request for such consent, regardless of whether such consent is granted, and the effectiveness of any such consent shall be conditioned upon Landlord’s and Sublandlord’s receipt of all such fees and costs.

9.           [Intentionally Omitted]

10.         Limitation on Liability.  Notwithstanding any other term or provision of this Sublease, the liability of each party for any default in such party’s obligations under this Sublease shall be limited to actual, direct damages, and under no circumstances shall either party, its partners, members, shareholders, directors, agents, officers, employees, contractors, sublessees, successors and/or assigns be entitled to recover from the other party (or otherwise be indemnified by such other party) for lost revenues, lost profit or other consequential, special or punitive damages arising in connection with this Sublease for any reason. Each party shall, however, have the right to seek any injunctive or other equitable remedies as may be available to such party under applicable law.  Notwithstanding any other term or provision of this Sublease, no personal liability shall at any time be asserted or enforceable against Sublandlord’s members, shareholders, directors, officers, or partners on account of any of Sublandlord’s obligations or actions under this Sublease, and no personal liability shall at any time be asserted or enforceable against Subtenant’s members, shareholders, directors, officers, or partners on account of any of Subtenant’s obligations or actions under this Sublease.

11.         Consents and Approvals.  In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, without limitation, such consent or approval is required under the provisions of the Master Lease incorporated herein by reference but cannot be obtained from Landlord despite commercially reasonable good faith efforts by Sublandlord to obtain such consent or approval.

12.         Attorneys’ Fees.  If Sublandlord or Subtenant brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party who recovers substantially all of the damages, equitable relief or other remedy sought in any such action shall be entitled to receive from the other party the prevailing party’s costs associated therewith, including, without limitation, reasonable attorneys’ fees and costs.

13.         Condition of Premises.

13.1       Delivery of Possession.  Sublandlord shall deliver to Subtenant, and Subtenant shall accept, possession of the Premises in their “AS IS” condition, with all of the Furniture (as defined in Section 14 below) and all existing cabling in place and in good condition and repair.  Except as expressly set forth in Section 14 below, Sublandlord shall have no obligation to furnish, render, pay for, consent to or supply any work, labor, services, materials, furniture, fixtures, equipment, decorations or other items to make the Premises ready or suitable for Subtenant’s occupancy.  In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made and has not relied on, and Sublandlord has not made, any representation or warranty concerning the Premises or the Building.  Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections of the Premises and the common areas of the Building.  Notwithstanding the foregoing, Sublandlord represents and warrants that the Premises currently comply with all of the provisions of the Master Lease and that Sublandlord has fully performed all of its obligations under the Master Lease with respect to the Premises and all improvements and alterations thereto Subtenant that, as of the date of this Sublease, including, without limitation, Sublandlord’s obligations under Sections 6.1.2 and 6.2, Articles 7, 8 and 24, and Exhibit B of the Master Lease.

13.2       Alterations; Surrender of Premises.  Subtenant acknowledges that it is not authorized to make or perform any alterations or improvements in or to the Premises except as permitted by the provisions of this Sublease and the Master Lease, and that, upon the expiration or any earlier termination of this Sublease, Subtenant shall deliver the Premises to Sublandlord in the same condition as the Premises were at the commencement of the Term hereof, reasonable wear and tear excepted, and as otherwise required pursuant to this Sublease.  Subtenant expressly acknowledges that Subtenant is required to remove from the Premises, if requested by Sublandlord or Landlord, any alterations or improvements to the Premises made by Subtenant (including, without limitation, any Subtenant Improvements, as defined below), as well as all telecommunications and data cabling installed by or for the benefit of Subtenant on or after the date of this Sublease, and to repair any damage caused by such removal; provided, however, that Sublandlord, in its sole discretion, may require Subtenant to leave any or all alterations, improvements and/or cabling in the Premises by so notifying Subtenant in writing at least sixty (60) days prior to the Expiration Date.  Subtenant’s removal and repair obligations under this Section 13.2 shall survive the expiration or any earlier termination of this Sublease.

13.3       Subtenant Improvements.  Sublandlord and Subtenant agree that any improvements made to the Premises by Subtenant (“Subtenant Improvements”) shall be carried out in accordance with the applicable provisions of the Master Lease.  In connection therewith, Subtenant shall provide Sublandlord with plans and specifications for the proposed Subtenant Improvements, and Sublandlord agrees to submit the same to Landlord for Landlord’s consent, pursuant to the provisions of the Master Lease.  Notwithstanding any provision of this Sublease to the contrary, Sublandlord agrees that Subtenant shall be permitted to demolish the wall between two of the existing offices within the Premises to create a conference room, subject to obtaining the necessary approvals from Landlord under the Master Lease and subject to obtaining Sublandlord’s approval of the plans and specifications therefor, which approval by Sublandlord shall not be unreasonably withheld, and further subject to compliance with the applicable provisions of the Master Lease.  If the performance of any Subtenant Improvements within the Premises results in a requirement for code-related upgrades to or improvements of any portion of the Premises or the Building, Subtenant shall be responsible for such code-required upgrades or improvements.

13.4       Signage.  Subject to Landlord’s approval, Subtenant shall be entitled to Building standard suite and elevator lobby signage and a directory listing in the lobby directory of the Building. Such signage shall be provided and installed by Landlord (or, if Landlord so directs, by Subtenant), at Sublandlord’s sole cost and expense.

13.5       Insurance and Restoration Obligations.  Notwithstanding any provision of this Sublease or the Master Lease to the contrary, (a) Subtenant shall have no obligation to insure any of the tenant improvements or alterations made to the Premises by or on behalf of Sublandlord or any of Sublandlord’s furnishings, fixtures, equipment or other personal property located on the Premises as of the date of this Sublease (other than the Furniture) or to repair any of such improvements, alterations, furnishings, fixtures, equipment or other personal property (other than the Furniture) in the event of a casualty or condemnation affecting the Premises, and (b) Subtenant shall have no obligation to remove any of such improvements, alterations, furnishings, fixtures, equipment or other personal property (including any existing cabling serving the Premises) or to restore any portion of the Premises affected by such improvements, furnishings, fixtures, equipment or other personal property, provided that if Subtenant elects to purchase the Furniture, Subtenant shall remove the Furniture prior to expiration of the Term.

14.         Furniture.  During the Term, at no charge to Subtenant except as expressly set forth in this Section 14, Subtenant shall be permitted to use the existing office furniture and supplemental air conditioning unit existing in the Premises (as more particularly set forth on Exhibit A attached hereto, the “Furniture”).  Subtenant shall accept the Furniture in its current condition, “AS-IS, WHERE-IS,” with no representations or warranties on behalf of Sublandlord, except as otherwise provided in this Sublease.  Sublandlord represents that it holds title to all of the Furniture free and clear of any liens, claims or encumbrances.  Subtenant shall use the Furniture only for the purposes for which such Furniture is intended and shall be responsible for the proper maintenance, care, insurance and repair of the Furniture, at Subtenant’s sole cost and expense and using maintenance contractors specified by Sublandlord.  The Furniture shall be insured by Subtenant pursuant to Article 10 of the Original Lease, and Sublandlord shall be named as an additional loss payee with respect thereto.  No item of Furniture shall be removed from the Premises without Sublandlord’s prior written consent, which may be withheld in Sublandlord’s sole and absolute discretion, unless the item of Furniture is replaced with an equivalent substitute.  Subtenant shall not modify, reconfigure or relocate any Furniture except with the prior written consent of Sublandlord, and any work of modifying any Furniture (including, without limitation, changing the configuration of, “breaking down” or reassembly of any portion of the Furniture) shall be performed using Sublandlord’s specified vendors.  Provided that Subtenant is not in breach or default of any of the terms and provisions of this Sublease (regardless of the expiration of any applicable grace or cure period) as of the Expiration Date, Subtenant shall have the right, by written notice to Sublandlord given not later than thirty (30) days prior to the Expiration Date, to purchase the Furniture from Sublandlord on the Expiration Date for and in consideration of an amount mutually agreeable to the parties in their reasonable discretion (the “Purchase Price”).  If such option is timely and properly exercised and the Purchase Price is agreed upon between the parties and is paid by Subtenant to Sublandlord on or before the Expiration Date, then all right, title and interest of Sublandlord in the Furniture shall pass to Subtenant on the Expiration Date, without representation or warranty, express or implied, and in its then “AS-IS, WHERE-IS” condition, with the same force and effect as if by bill of sale.  If Subtenant is in breach or default under this Sublease as of the date of exercise of Subtenant’s option or as of the Expiration Date (regardless of the expiration of any applicable grace or cure period), then, in Sublandlord’s sole discretion, Subtenant’s option to purchase the Furniture shall be null and void and of no force or effect whatsoever.  If Sublandlord will retain ownership of the Furniture, then on or about the Expiration Date or any earlier termination of the Term, the parties shall conduct a walk-through of the Premises to catalog any items of damage, disrepair, misuse or loss among the Furniture (reasonable wear and tear excepted), and Subtenant shall be responsible, at Subtenant’s sole cost and expense, for curing any such items (including, with respect to loss, replacing any lost item with a substantially similar item reasonably acceptable to Sublandlord), which obligation shall survive the expiration or any earlier termination of the Term.

15.         Holding Over.  If Subtenant holds over after the expiration or earlier termination of this Sublease with the express or implied consent of Sublandlord, such tenancy shall be from month-to-month only and shall not constitute a renewal hereof or an extension for any further term.  Such month-to-month tenancy shall be subject to all the terms and provisions of this Sublease, except that Subtenant shall pay monthly Base Rent and Additional Rent in an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the monthly Base Rent (assuming a Base Rent rate of $25.00 per rentable square foot per year) and the monthly Additional Rent applicable to the month immediately preceding the holdover.  Nothing contained in this Section 15 shall be construed as consent by Sublandlord to any holding over by Subtenant, and Sublandlord expressly reserves the right to recover immediate possession of the Premises by summary proceedings or otherwise.  In addition to the payment of the amounts provided above, if Sublandlord is unable to deliver possession of the Premises to a new subtenant or to Landlord, or to occupy the Premises for the conduct of Sublandlord’s business, as the case may be, or to perform improvements for itself or for a new subtenant, as a result of Subtenant’s holdover, Subtenant shall be liable to Sublandlord for all damages, including, without limitation, consequential damages, that Sublandlord suffers from the holdover; Subtenant expressly acknowledges that such damages may include, without limitation, all of the holdover rent charged by Landlord under the Master Lease as a result of Subtenant’s holdover.

16.         Notices.  Any notice by either party to the other required, permitted or provided for herein shall be valid only if in writing and shall be deemed to be duly given only if (a) delivered personally, or (b) sent by means of Federal Express, UPS Next Day Air or another reputable express mail delivery service guaranteeing next day delivery, addressed (i) if to Subtenant, from and after the Commencement Date, at the Premises, and if to Subtenant prior to the Commencement Date, at the following address:

Ecotality, Inc.
80 E. Rio Salado Parkway, Suite 710
Tempe, AZ 85281

and (ii) if to Sublandlord, at the following address:

Nighthawk Radiology Services, LLC
4900 N. Scottsdale Road, 6th Floor
Scottsdale, AZ 85251
Attention: Paul E. Cartee

or at such other address for either party as that party may designate by notice to the other.  A notice shall be deemed given and effective, if delivered personally, upon hand delivery thereof (unless such delivery takes place after hours or on a holiday or weekend, in which event the notice shall be deemed given on the next succeeding business day); and, if sent via overnight courier, on the date delivery is made or the date delivery is refused, whichever is earlier, as evidenced by the records of such courier.

17.         Brokers.  Sublandlord and Subtenant each hereby represents that it has not dealt with any broker in connection with this Sublease or the Premises other than Colliers International, representing Sublandlord, and TRI Commercial, representing Subtenant (collectively, the “Brokers”).  Sublandlord shall be responsible for the payment of the commission owed to Brokers in connection with this Sublease pursuant to the terms of a separate agreement, and Sublandlord shall indemnify, defend and hold Subtenant harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorney’s fees) incurred by Subtenant as a result of Sublandlord’s failure to make such payment.  Sublandlord and Subtenant shall indemnify, defend and hold each other harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorney’s fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party in connection with this Sublease or the Premises.  This Section 17 shall survive the expiration or earlier termination of this Sublease.

18.         Complete Agreement.  There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties or their representatives relating to the subject matter of this Sublease which are not fully expressed in this Sublease.  This Sublease is the entire agreement between Sublandlord and Subtenant with respect to the subject matter hereof, and this Sublease supersedes any prior agreements between Sublandlord and Subtenant.  This Sublease cannot be changed or terminated nor may any of its provisions be waived orally or in any manner other than by a written agreement executed by both parties.

19.         Interpretation.  This Sublease shall be governed by and construed in accordance with the laws of the State of California.  If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law.  The captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation.  This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease or any part thereof to be drafted.  If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.  Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided.  All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.  The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

20.         Counterparts.  This Sublease may be executed in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  This Sublease shall be fully executed when each party has signed and delivered to the other party at least one counterpart, even though no single counterpart contains the signatures of all parties hereto.

21.         Authority to Execute.  Subtenant and Sublandlord each represents and warrants to the other that each person executing this Sublease on behalf of such party is duly authorized to so execute and deliver this Sublease.

IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the day and year first above written.

SUBLANDLORD:
NIGHTHAWK RADIOLOGY SERVICES, LLC,
an Idaho limited liability company

By:
Print Name:
Title:

SUBTENANT:

ECOTALITY, INC.,
a Nevada corporation

By:
Print Name:
Title:

EXHIBIT A

Description of Furniture

Item Description	Quantity

Office Entry
Fabric Sofa (brown) (w/ 2 pillows)	1
Fabric Side chairs (brown)	2
Large leather sleeper/ottoman (brown)	1
Regular small round ottoman	3

Kitchen
Refrigerator (LG)	1
Dishwasher (ASKO D3112)	1
Microwave	1
Toaster (Aroma 4-slice)	1
Plates	2
Large Bowls	2
Cups	3
Glasses	5
Forks	3
Corkscrew	1
Bottle Opener	2
Salad Tongs	1

Offices
L-shaped executive desks	9
Freedom Executive Desk chairs	8
Task swivel chair	3
Guest chair	1
Cubicles	3
Bookcase – 2-shelf	6

Server Room
5-ton Liebert air conditioner	1
Dell 19-inch server racks	3
Category 5e Cabling

Additional
30” x 72” utility tables	3
Water Cooler	1

EXHIBIT B

Form of Letter of Credit